EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Ambit Contacts:
Marcy Graham	Andrew McDonald, Ph.D.
Executive Director, Investor Relations & Corp Comm	LifeSci Advisors, LLC
Ambit Biosciences Corporation	Founding Partner
858-334-2125	646-597-6987
mgraham@ambitbio.com	andrew@lifesciadvisors.com

AMBIT BIOSCIENCES ANNOUNCES FOURTH QUARTER AND FULL-YEAR 2013 OPERATING RESULTS

Quizartinib Phase 3 Trial Expected to Begin in Second Quarter 2014

SAN DIEGO – March 20, 2014 – Ambit Biosciences (NASDAQ: AMBI), a biopharmaceutical company focused on discovery and development of drugs targeting unmet needs in oncology, autoimmune and inflammatory disease, today announced fourth quarter and full-year operating results for 2013. The company will host a conference call today to discuss financial results for the fourth quarter and full-year 2013, and to provide an outlook on plans for 2014.

“I am very pleased with the progress we made in 2013 across a broad number of fronts. We completed enrollment in the Phase 2b clinical trial of quizartinib, and presented these results at ASH. We finalized the Phase 3 protocol and are prepared to initiate enrollment in the second quarter. We broadened the clinical development of quizartinib through Company and investigator sponsored studies designed to generate data on the utility of quizartinib beyond relapsed/refractory FLT3-ITD+ AML,” said Michael Martino, Ambit’s President and Chief Executive Officer. “We strengthened the team with outstanding additions to our board of directors and our operating team including clinical development, marketing, financial and communications expertise. Finally, we completed our IPO and provided necessary capital that positioned the company to move forward with our development plans and our expanded pipeline.”

Operational Update

Phase 3 trial in relapsed/refractory FLT3-ITD+ AML: The Company plans to initiate a registrational Phase 3 clinical trial in relapsed/refractory acute myeloid leukemia (AML) patients with the FLT3-ITD mutation in the second quarter of 2014. The interim analysis is anticipated in the second half of 2015 and top line data in the first quarter of 2016, both of which are event driven outcomes.

“A Phase 3 trial is a huge undertaking and I am proud of our team and the commitment they have shown throughout the process of preparing to initiate this study,” continued Martino. “We look forward to the trial’s initiation in the second quarter and their continued focus and dedication will be key drivers of our success.”

This Phase 3 clinical trial will compare quizartinib as monotherapy to one of three chemotherapy regimens with a 2:1 randomization of quizartinib to chemotherapy. The trial will be conducted in FLT3-ITD positive patients over the age of 18 who have relapsed from, or are refractory to, frontline chemotherapy, including those patients relapsing following a hematopoietic stem cell transplant (HSCT).

Those patients who proceed to HSCT after quizartinib treatment will have the option to reinitiate treatment with quizartinib following the transplant. Quizartinib dosed as a continuous maintenance therapy following a HSCT has the potential to increase duration of remission and overall survival. The trial is expected to enroll approximately 326 patients in the United States, Western Europe, Canada and Australia. The primary endpoint for the Phase 3 clinical trial will be overall survival.

An interim analysis will be conducted and will include an adaptive design component that will allow the Data Safety Monitoring Board (DSMB), to recommend an increase in the number of patients if warranted. Enrollment is expected to be completed in the second half of 2015 assuming there is no increase in the number of patients following the interim analysis.

Ongoing Phase 1 post-transplant maintenance trial: A Company sponsored Phase 1 dose-escalating clinical trial is ongoing to evaluate quizartinib as a maintenance therapy for patients with AML, irrespective of FLT3-ITD status, who have received a HSCT and are currently in remission. The goals of this clinical trial are to evaluate the safety and tolerability of quizartinib as a maintenance therapy and to increase the duration of remission and prolong overall survival. We expect data from this trial to be presented at a future medical conference.

Investigator sponsored trials: An investigator-sponsored Phase 1/2 clinical trial, referred to as the AML-18 study, is ongoing to evaluate quizartinib in combination with conventional chemotherapy in newly diagnosed AML patients over the age of 60, regardless of FLT3-ITD status. Preliminary data from this study was presented at the 2013 Annual Meeting of ASH. A total of 55 patients were enrolled.

Quizartinib was given two days after each of two courses of ADE (Ara-C/ Daunorubicin/ Etoposide) followed by one course of Daunorubicin /Ara-C (DA). The study determined a maximum tolerated dose that can be given sequentially after high-dose chemotherapy in older patients with newly diagnosed AML. A follow-on investigator-sponsored Phase 3 clinical trial is planned.

The LI-1 study, an on-going investigator-sponsored Phase 2/3 clinical trial, is evaluating quizartinib in combination with low dose cytarabine in previously untreated AML or myelodysplastic syndrome (MDS) patients over the age of 60 who were not suited for standard induction chemotherapy. A total of 50 patients are planned to be enrolled prior to an analysis that will determine whether or not the clinical trial will continue with additional patients.

An investigator-sponsored Phase 1/2 dose escalation clinical trial is currently underway to evaluate quizartinib in combination with either 5-azacitidine or low dose cytarabine for patients 18 years or older who had relapsed AML or MDS. Pending completion of Part 1 (dose escalation phase), the clinical trial is expected to proceed to Part 2, where previously-untreated FLT3-ITD positive AML patients 60 years or older or FLT3-ITD positive AML patients 18 years or older in first relapse will be enrolled. Approximately 50 patients are planned to be treated in this clinical trial.

In addition to the clinical development program for the treatment of adult patients, an investigator-sponsored Phase 1 clinical trial has been completed which evaluated quizartinib in 22 pediatric patients with either relapsed acute lymphoblastic leukemia (ALL) or relapsed AML. This clinical trial was sponsored by the Therapeutic Advances in Childhood Leukemia & Lymphoma Cooperative Group and data was presented at the 2013 Annual Meeting of ASH. A follow-on Phase 2 clinical trial in pediatric patients is planned.

Pipeline Development: The Company plans to move forward in the development of its pipeline of proprietary kinase inhibitors in 2014, including AC410 and AC708. AC410 is a potent, selective, orally-administered, small molecule inhibitor of JAK2, which has potential utility for the treatment of autoimmune and inflammatory diseases or as immunotherapy in oncology. AC708 is a potent and selective small molecule inhibitor of colony stimulating factor 1 receptor (CSF1R). CSF1R is thought to play a key role in the proliferation of macrophages, which are involved in oncology, autoimmune and inflammatory diseases.

Strategic Development: The Company continues to explore strategic partnerships as a means to accelerate development and maximize the potential of quizartinib and its other pipeline assets. The goal for quizartinib remains to retain commercial rights in North America and enter into collaborative arrangements for commercialization in other markets such as Europe and Asia.

Fourth Quarter Results

Revenues were $1.3 million and $2.9 million for the quarters ended December 31, 2013 and 2012, respectively. The decrease of $1.7 million was primarily due to the termination of the Company’s collaboration with Astellas Pharma, which occurred in September 2013. The decrease was partially offset by a $1.0 million clinical milestone from Teva Pharmaceuticals.

Research and development expenses were $6.1 million and $6.6 million for the quarters ended December 31, 2013 and 2012, respectively. The decrease of $480,000 was primarily due to lower quizartinib research and development expenses. This resulted from a reduction in the number of patients being treated and followed in our Phase 2 clinical trial, in which enrollment was completed in late 2011. The decrease in expenses related to our Phase 2 clinical trial was partially offset by increased expenses related to our upcoming Phase 3 clinical trial.

General and administrative expenses were $3.3 million and $2.0 million for the quarters ended December 31, 2013 and 2012, respectively. The increase of $1.3 million was primarily due to increased costs related to stock-based compensation expense, personnel and public company-related expenses.

Other income (net) was $6.1 million for the quarter ended December 31, 2013, while other expenses (net) were ($274,000) for the quarter ended December 31, 2012. The improvement of $6.4 million was primarily due to the change in fair value of the Company’s stock warrant liabilities, which is driven by the change in fair value of the underlying securities.

Full Year Results

Revenues were $27.1 million and $17.6 million for the year ended December 31, 2013 and 2012, respectively. The increase of $9.5 million was primarily due to acceleration in the recognition of license fee revenue related to the Company’s collaboration with Astellas Pharma, which terminated effective September 2013.

Research and development expenses were $26.3 million and $36.7 million for the year ended December 31, 2013 and 2012, respectively. The decrease of $10.4 million was primarily due to lower quizartinib research and development expenses. This resulted from a reduction in the number of patients being treated and followed in our Phase 2 clinical trial, for which enrollment of patients was completed in late 2011.

The Company expects its research and development expense to increase as it conducts the Phase 3 clinical trial of quizartinib in relapsed or refractory AML FLT3-ITD+ patients and in support of continued development of its pipeline assets.

General and administrative expenses were $10.3 million and $6.6 million for the full-year ended December 31, 2013 and 2012, respectively. The increase of $3.8 million was primarily due to increases in stock-based compensation, personnel-related costs, legal and accounting expenses, insurance costs, and investor relations costs, the majority of which were due to our becoming a public company in 2013.

Other expenses (net) were $4.2 million and $3.9 million for the year ended December 31, 2013 and 2012, respectively.

At December 31, 2013, the Company had cash and equivalents of $71.2 million, compared to $17.5 million at December 31, 2012. The increase of $53.7 million was primarily due to the completion of our IPO and concurrent private placement that raised $83.2 million in net proceeds, less cash used to fund operations.

Conference Call and Webcast

A conference call hosted by the Ambit management team will be webcast live today at 5:00 pm EDT (2:00 pm PDT) and will be webcast live on the Ambit Biosciences website. To access the live teleconference call, dial 866-436-9172 in the U.S. and 630-691-2760 for international callers. Please specify to the operator that you would like to join the “Ambit Fourth Quarter and Full-Year 2013 Earnings Conference Call,” referencing conference ID number 36742362. If you are unable to listen to the live webcast, a teleconference replay will be available through Thursday, March 27, 2014. Interested parties can access the replay by dialing 888-843-7419 and entering the passcode 36742362.

The conference call webcast is accessible through the “Investors & Media” section of the Ambit Biosciences website at http://www.ambitbio.com. An online replay will be available following the initial broadcast until Thursday, April 24, 2014.

About Ambit Biosciences

Ambit is a biopharmaceutical company focused on the discovery, development and commercialization of drugs to treat unmet medical needs in oncology, autoimmune and inflammatory diseases by inhibiting kinases that are important drivers for those diseases. Ambit’s lead drug candidate, quizartinib (AC220), is a once-daily, orally-administered potent and selective, inhibitor of FMS-like tyrosine kinase-3 (FLT3) and is currently under clinical development in patients with relapsed/refractory acute myeloid leukemia (AML) and in newly diagnosed AML patients in combination with chemotherapy as well as maintenance following a hematopoietic stem cell transplantation (HSCT). In addition to quizartinib, Ambit’s clinical pipeline includes AC410, an oral JAK2 inhibitor, and CEP-32496, a BRAF inhibitor licensed to Teva Pharmaceutical Industries Ltd. Ambit’s preclinical portfolio includes a proprietary CSF1R inhibitor program.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements associated with Ambit’s expectations regarding future development and therapeutic potential of quizartinib and Ambit’s other drug candidates, progress and expected timing of Ambit’s drug development programs and clinical trials, plans regarding future clinical trials of quizartinib and Ambit’s other drug candidates, the presentation of data from clinical trials, the clinical benefits to be derived from quizartinib and Ambit’s other drug candidates, the regulatory approval path for quizartinib, the strength of Ambit’s balance sheet and adequacy of cash on hand, and Ambit’s intentions with respect to potential strategic partnerships . Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “plans,” “expects,” “anticipates,” “hopes”, “may,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Ambit’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. These and other risks concerning Ambit’s programs are described in additional detail in Ambit’s SEC filings. All forward-looking statements contained in this press release speak only as of the date on which they were made. Ambit undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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Ambit Biosciences Corporation

Selected Financial Information

Condensed Consolidated Statements of Operations

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(unaudited)
Revenues	$1,276	$2,944	$27,093	$17,633

Operating expenses:
Research and development	6,131	6,611	26,284	36,731
General and administrative	3,293	2,017	10,342	6,550
Gain on sale of kinase profiling services business	—	(897)	(2,500)	(2,497)

Total operating expenses	9,424	7,731	34,126	40,784

Loss from operations	(8,148)	(4,787)	(7,033)	(23,151)

Other income (expenses), net	6,103	(274)	(4,223)	(3,878)

Consolidated net loss	$(2,045)	$(5,061)	$(11,256)	$(27,029)

Ambit Biosciences Corporation

Selected Financial Information

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2013	December 31, 2012
Cash and cash equivalents	$71,189	$17,481
Other assets	1,974	1,948
Property and equipment, net	785	560

Total assets	$73,948	$19,989

Accounts payable, accrued expenses and other liabilities	$6,708	$12,923
Deferred revenue	—	20,671
Warrant liabilities	9,650	10,540
Redeemable non-controlling interest	—	3,323
Convertible preferred stock	—	170,778
Stockholders’ equity (deficit)	57,590	(198,246)

Total liabilities and stockholders’ equity	$73,948	$19,989